Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 19, 2006

LEGGETT REPORTS EPS OF $.45 ON RECORD SALES

Carthage, MO, October 19 —

•	Record quarterly sales of $1.41 billion, a 4.9% increase over 3Q 2005.

•	Record third quarter EPS of $.45.

•	Updated 2006 guidance: EPS of $1.55-1.65, on sales growth of 4%-5%.

•	4Q 2006 guidance: EPS of $.32-.42.

Fortune 500 diversified manufacturer Leggett & Platt reported record third quarter earnings of $.45 per diluted share. Two small non-recurring items (a $4 million benefit from asset sales, and an offsetting $1 million restructuring-related expense) contributed 1 cent (net) to EPS. Per share earnings in the third quarter of 2005 were $.28 (including 8 cents per share (net) of non-recurring expenses).

Record quarterly sales of $1.41 billion were 4.9% higher than in the third quarter 2005. Same location sales increased 1%, with growth from inflation partially offset by slight unit volume declines. Acquisitions increased quarterly sales by almost 6% versus 3Q 2005, but were partially offset by a 2% decline in sales due to restructuring and divestiture activity.

CEO Comments

President and CEO David S. Haffner commented, “In the third quarter we attained record sales and tied last quarter’s EPS record. Internally, we are making progress on several fronts, have essentially completed our restructuring effort, and are beginning to see the benefits of that program. Externally, the North American automotive and bedding markets continue to be weak, and have softened more than we previously anticipated. On the other hand, our residential furniture hardware and foam businesses have continued to perform well.

“Cash flow remains strong, with cash from operations at $309 million through three quarters of 2006. We continue to use cash to fund internal growth, make acquisitions, pay dividends, and buy back our stock.

“We expect to post record full year sales and earnings in 2006. Sales should grow about 4%-5% versus 2005, primarily from last year’s acquisitions. Earnings are expected to grow about 20% or more as a result of higher sales, operational improvements, lower restructuring costs, and non-recurring income items.

“We are working to fill our new growth-related staff positions announced in September. We are adding business development personnel within each segment (supplementing the longstanding corporate-level M&A activities), and are also establishing a corporate position, reporting to the CEO, with responsibility to uncover new growth platforms and pursue cross-divisional business opportunities. We have commenced interviews for the five segment business development positions, and expect to launch, in short order, a search for the appropriate candidate to staff the corporate position.

“As announced in September, we are targeting 8%-10% annual sales growth over the long term, with internal growth expected to yield a 3%-5% annual increase in sales, and the remaining growth coming from acquisitions. We expect to reach the following margin levels within 24 months: 20% gross margin, 11% EBIT margin, and 7% net margin. Increased sales, improved margins, and likely reductions in share count are expected to result in average EPS growth of 10% per year.”

Restructuring Benefits

Last fall Leggett initiated a restructuring program; that activity is essentially complete. Through the third quarter, costs related to this program have been $78 million ($58 million in 2005; $20 million in 2006). During the quarter, the anticipated benefit from the restructuring program materialized, and gains on sales of assets contributed $4 million pre-tax. The company anticipates further non-recurring benefits from the restructuring-related sale of buildings, real estate, or equipment.

Leverage Increasing As Expected

In September, 2004, Leggett announced its intent to increase leverage (i.e. net debt as a percent of net capitalization) toward the company’s long-standing target range of 30%-40% while maintaining its decade-long “single A” credit rating. Net debt to net capital has increased from 21.9% at the beginning of 2005 to 28.7% as of September 30, 2006.

Stock Repurchase Continuing

During the third quarter the company purchased an additional 2.1 million shares of its stock; this was partially offset by the issuance of 0.3 million shares through benefit plans. Year-to-date, the company has purchased 4.8 million shares. Shares outstanding have declined to 179.1 million as of September 30, a 6.2% decline versus the 190.9 million shares that were outstanding at the beginning of 2005.

2006 Outlook: $1.55-1.65 EPS

For the full year, the company anticipates sales growth of 4%-5%. Same location sales should increase by approximately 1% during 2006, slightly less than the 2% that was previously expected. Weakness in the North American auto and bedding markets is primarily responsible for the slower organic growth. Acquisitions are expected to contribute about 5% to annual sales growth, but will be partially offset by a decline in revenue (as anticipated) from restructuring and divestiture activity.

Margins are forecast to improve in 4 of the 5 segments; however, improvement in the Specialized segment will be small due to the auto market weakness. Margin improvement in the Commercial segment, while expected to be about 250 basis points, is coming about more slowly than previously anticipated. Overall, the company’s aggregate EBIT margin for 2006 is expected to be about 75-125 basis points higher than in 2005, rather than the 150 basis points contemplated earlier in the year.

Earnings for 2006 are expected to be $1.55-1.65 per share (previous guidance anticipated $1.55-1.75 per share). Income from non-recurring items (e.g. tax benefit, recovery of lumber duty) should partially offset the revised sales and margin expectations.

For the fourth quarter, Leggett expects trade sales of $1.31-1.36 billion, a sequential, seasonal decrease of $50-100 million versus the third quarter, resulting in sales approximately equal to those of 4Q 2005. The company recognizes the probability (but not certainty) of recording up to 7 cents per share of non-recurring earnings in the fourth quarter from recouping a duty on Canadian lumber imports, and selling buildings, real estate, or equipment (as part of restructuring activity). Partially offsetting this income, the company anticipates 2 cents of restructuring-related expense in the quarter. Based on these assumptions, Leggett anticipates earnings of $.32-.42 per share for the fourth quarter, with the non-recurring income items required to achieve the upper end of the guidance range.

SEGMENT RESULTS – Third Quarter 2006 (versus 3Q 2005)

Residential Furnishings – Total sales increased $55 million, or 8%, with acquisitions (net of divestitures) contributing $45 million of the increase, and restructuring activity eliminating $12 million in revenue. Same location sales increased 3%, with inflation more than offsetting unit declines. EBIT (earnings before interest and income taxes) increased $53.0 million due to higher sales, improved market conditions in the foam and fiber businesses, benefits from restructuring, absence of last year’s abnormally high workers compensation costs, lower restructuring-related costs (of $5.8 million), and gain on asset sales (of $4.2 million) .

Commercial Fixturing and Components – Total sales declined $23 million, or 7%, due to a 6% decline in same location sales and the restructuring-related elimination of $7 million in sales. EBIT increased $3.2 million, or 17%, with the earnings impact of lower sales more than offset by lower restructuring-related costs (of $2.6 million), operational improvements (from restructuring activity), and absence of last year’s abnormally high workers compensation costs.

Aluminum Products – Total sales increased $13 million, or 11%, primarily due to inflation. There have been no acquisitions within the last 12 months. EBIT increased $5.8 million due to higher sales, operational improvements (from restructuring activity), and absence of last year’s work stoppage at one facility.

Industrial Materials – Total sales decreased $22 million, or 11%, mainly due to unit volume declines, but also to the restructuring-related elimination of $5 million in sales. There have been no acquisitions within the last 12 months. EBIT declined $7.7 million, or 32%, as lower restructuring-related costs (of $2.9 million) were more than offset by reduced sales and lower profitability on rod production.

Specialized Products – Total sales increased $26 million, or 17%, with acquisitions (net of divestitures and restructuring) contributing all of the increase. EBIT improved $3.2 million, primarily from lower restructuring-related costs (of $3.5 million) and lower workers compensation costs.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on October 20. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id #8008689. Fourth quarter results will be released after the market closes on Thursday, January 25, 2007, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 123-year-old firm is composed of 29 business units, 34,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director

LEGGETT & PLATT	Page 4 of 5	October 19, 2006

RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(in millions, except per share data.)	2006	2005	Change	2006	2005	Change
Net sales	$1,414.6	$1,348.6	4.9%	$4,194.9	$3,959.7	5.9%
Cost of goods sold	1,156.0	1,133.5		3,439.8	3,266.0

Gross profit	258.6	215.1		755.1	693.7
Selling & administrative expenses	120.6	115.8	4.1%	370.2	346.7	6.8%
Amortization	4.2	2.3		13.6	6.7
Other expense (income), net	(4.0)	9.4		6.3	7.7

Earnings before interest and taxes	137.8	87.6	57.3%	365.0	332.6	9.7%
Interest expense, net	12.7	10.0		36.0	29.1

Earnings before income taxes	125.1	77.6		329.0	303.5
Income taxes	41.1	23.6		98.7	97.5

Net earnings	$84.0	$54.0	55.6%	$230.3	$206.0	11.8%

Earnings per share
Basic	$0.45	$0.28		$1.23	$1.06
Diluted	$0.45	$0.28	60.7%	$1.23	$1.06	16.0%
Average shares outstanding
Common stock (at end of period)	179.1	186.6	(4.0)%	179.1	186.6
Basic (average for period)	185.6	193.0		186.7	194.0
Diluted (average for period)	186.3	193.8		187.4	195.1

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(in millions.)	2006	2005	Change	2006	2005	Change
Net Earnings	$84.0	$54.0		$230.3	$206.0
Depreciation and Amortization	43.9	44.3		131.9	126.9
Working Capital decrease (increase)	(41.1)	33.2		(86.7)	(56.1)
Other operating activity	6.7	15.5		33.5	27.6

Net Cash from Operating Activity	$93.5	$147.0	(36)%	$309.0	$304.4	2%
Additions to PP&E	(46.0)	(39.8)	16%	(125.8)	(115.5)	9%
Purchase of companies, net of cash	(3.6)	(6.8)		(68.4)	(57.1)
Dividends paid	(31.1)	(30.4)		(90.1)	(88.0)
Repurchase of Common Stock, net	(43.8)	(32.7)		(105.6)	(123.1)
Additions (payments) to Debt, net	17.3	150.2		83.5	(164.4)
Other	13.0	(7.1)		26.6	4.2

Increase (Decr.) in Cash & Equiv.	$(0.7)	$180.4		$29.2	$(239.5)

EBITDA *	$181.7	$131.9	38%	$496.9	$459.5	8%

FINANCIAL POSITION	September 30
(in millions.)	2006	2005	Change
Cash and equivalents	$94.1	$251.8
Receivables	946.1	879.5	8%
Inventories	806.9	759.1	6%
Other current assets	100.6	86.2

Total current assets	1,947.7	1,976.6
Net fixed assets	962.5	949.6	1%
Other assets	1,403.8	1,210.2	16%

TOTAL ASSETS	$4,314.0	$4,136.4

Trade accounts payable	$287.8	$278.4	3%
Current debt maturities	51.0	96.8
Other current liabilities	423.2	391.7	8%

Total current liabilities	762.0	766.9	(1)%
Long term debt	1,048.7	898.0	17%
Deferred taxes and other liabilities	156.6	147.8
Shareholders’ equity	2,346.7	2,323.7	1%

Total Capitalization	3,552.0	3,369.5

TOTAL LIABILITIES & EQUITY	$4,314.0	$4,136.4

Modified Working Capital / Sales **	20.2%	19.6%
Net Debt to Net Capital ***	28.7%	23.1%
Return on Equity ****	11.8%	11.9%

*	Earnings Before Interest, Taxes, Depreciation and Amortization
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.
****	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	Page 5 of 5	October 19, 2006

SEGMENT RESULTS *	THIRD QUARTER			YEAR TO DATE
(in millions.)	2006	2005	Change	2006	2005	Change

External Sales
Residential Furnishings	$710.7	$654.3	8.6%	$2,091.0	$1,923.1	8.7%
Commercial Fixturing & Components	286.8	306.7	(6.5)%	794.3	809.9	(1.9)%
Aluminum Products	124.4	111.7	11.4%	422.1	394.8	6.9%
Industrial Materials	124.5	137.8	(9.7)%	366.2	400.2	(8.5)%
Specialized Products	168.2	138.1	21.8%	521.3	431.7	20.8%

Total	$1,414.6	$1,348.6	4.9%	$4,194.9	$3,959.7	5.9%

Inter-Segment Sales
Residential Furnishings	$4.6	$6.2		$17.8	$17.7
Commercial Fixturing & Components	3.1	6.1		10.2	15.9
Aluminum Products	4.0	4.1		11.0	11.9
Industrial Materials	66.3	75.3		204.4	246.9
Specialized Products	11.0	14.9		34.4	42.9

Total	$89.0	$106.6		$277.8	$335.3

Total Sales
Residential Furnishings	$715.3	$660.5	8.3%	$2,108.8	$1,940.8	8.7%
Commercial Fixturing & Components	289.9	312.8	(7.3)%	804.5	825.8	(2.6)%
Aluminum Products	128.4	115.8	10.9%	433.1	406.7	6.5%
Industrial Materials	190.8	213.1	(10.5)%	570.6	647.1	(11.8)%
Specialized Products	179.2	153.0	17.1%	555.7	474.6	17.1%

Total	$1,503.6	$1,455.2	3.3%	$4,472.7	$4,295.0	4.1%

EBIT
Residential Furnishings	$85.6	$32.6	163%	$205.1	$136.5	50%
Commercial Fixturing & Components	21.6	18.4	17%	53.6	47.8	12%
Aluminum Products	7.3	1.5	387%	38.4	24.9	54%
Industrial Materials	16.2	23.9	(32)%	47.0	77.9	(40)%
Specialized Products	8.2	5.0	64%	24.3	26.1	(7)%
Intersegment Eliminations	0.9	0.2		0.6	(6.6)
Change in LIFO Reserve	(2.0)	6.0		(4.0)	26.0

Total	$137.8	$87.6	57%	$365.0	$332.6	10%

EBIT Margin **			Basis Pts			Basis Pts
Residential Furnishings	12.0%	4.9%	710	9.7%	7.0%	270
Commercial Fixturing & Components	7.5%	5.9%	160	6.7%	5.8%	90
Aluminum Products	5.7%	1.3%	440	8.9%	6.1%	280
Industrial Materials	8.5%	11.2%	(270)	8.2%	12.0%	(380)
Specialized Products	4.6%	3.3%	130	4.4%	5.5%	(110)

Overall	9.7%	6.5%	320	8.7%	8.4%	30

__________ * Prior years’ results have been restated for the move of the Commercial Vehicle Products group from the Commercial Fixturing & Components segment to the Specialized Products segment.
** Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2005			2006
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	1,310	1,349	1,340	1,378	1,403	1,415
Sales Growth (vs. prior year)	2.5%	0.8%	4.5%	5.9%	7.1%	4.9%

EBIT ($ million)	127.7	87.6	63.6	103.7	123.5	137.8
EBIT Margin	9.7%	6.5%	4.7%	7.5%	8.8%	9.7%

Net Earnings ($ million)	79.2	54.0	45.3	62.1	84.2	84.0
Net Margin	6.0%	4.0%	3.4%	4.5%	6.0%	5.9%

EPS (diluted)	$0.41	$0.28	$0.24	$0.33	$0.45	$0.45

EBITDA ($ million)	167	132	108	147	168	182
Cash from Operations ($ million)	67	147	143	148	69	94
Net Debt to Net Capital	24%	23%	29%	27%	28%	29%
Return on Equity (trailing twelve months)	13%	12%	11%	10%	11%	12%

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	1.9%	0.1%	4.0%	3.3%	2.7%	3.2%
Commercial Fixturing & Components	4.8%	7.2%	(1.0)%	0.4%	1.1%	(5.6)%
Aluminum Products	5.4%	(2.6)%	0.0%	4.6%	5.1%	11.0%
Industrial Materials	1.5%	(7.7)%	(6.6)%	(12.9)%	(11.1)%	(8.5)%
Specialized Products	(3.0)%	(3.6)%	(7.0)%	(4.8)%	2.3%	(0.8)%
Overall	1.7%	(0.5)%	(0.6)%	1.0%	2.1%	1.2%